Exhibit 4.2

DESCRIPTION OF COMMON STOCK

As of December 31, 2019, the common stock of Esquire Financial Holdings, Inc.  (the “Company”) is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The following description of our common stock, certain provisions of our articles of incorporation and bylaws and certain provisions of Maryland law is a summary and is qualified in its entirety by reference to our articles of incorporation,  bylaws and the Maryland General Corporation Law, (the “MGCL”). Copies of our articles of incorporation and our bylaws have been filed with the SEC and are filed as exhibits to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission of which this Exhibit is a part.

General

We are authorized to issue 15,000,000 shares of common stock, par value $0.01 per share. As of December 31, 2019, we had 7,652,170 shares of common stock outstanding, including 259,000 restricted shares issued under our equity compensation plans. As of December 31, 2019, there were also 916,425 stock options issued under our equity compensation plans. Our articles of incorporation permit our board of directors, without action by the stockholders, to amend the articles of incorporation to increase or decrease the aggregate number of shares of common stock. Our common stock is listed on the Nasdaq Capital Market under the symbol “ESQ.”

Dividends

The Company generally may pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business or (ii) its total assets exceed the sum of its liabilities and the amount needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of the Company are entitled to receive and share equally in dividends as may be declared by the Company’s board of directors out of funds legally available therefor. If the Company issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. The payment of dividends by the Company is also subject to limitations that are imposed by federal law, regulation and policy.

The FRB has issued a policy statement providing that dividends should be paid only out of current earnings and only if the holding company’s prospective rate of earnings retention is consistent with its capital needs, asset quality and overall financial condition. Federal regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition.

Voting Rights

Holders of common stock of the Company have exclusive voting rights in the Company. They elect the Company’s board of directors and act on other matters that are required to be presented to them under Maryland law or that are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If the Company issues shares of preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and, all of the assets of the

Company available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

No Preemptive Rights

Holders of the common stock of the Company are not entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption.

Redemption

The common stock is not subject to redemption, subject to the allotment of a class or series of common stock with a fixed redemption price.

Certain Anti-Takeover Provisions

Our articles of incorporation and bylaws contain several provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of us. Such provisions include, among other things, special procedural rules regarding nomination for election to the board of directors or the introduction of new business at meetings of stockholders, a staggered board of directors, and prohibiting cumulative voting for any purpose. The foregoing provisions could impede a change of control. In particular, classification of the board of directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the board.

Additionally, in certain instances, the issuance of authorized but unissued shares of common stock or preferred stock may have an anti-takeover effect. The authority of the board of directors to issue preferred stock with rights and privileges, including voting rights, as it may deem appropriate, may enable the board to prevent a change of control despite a shift in ownership of our common stock. In addition, the board’s authority to issue additional shares of common stock may help deter or delay a change of control by increasing the number of shares needed to gain control.

As permitted by the MGCL, our articles of incorporation eliminate the liability of directors and officers to the Company or its stockholders to the fullest extent permitted by law. The MGCL provides that the liability of a director or officer in a proceeding brought by or in the right of stockholders, or on behalf of stockholders may be eliminated, except that the liability of a director or officer may not be eliminated if the officer or director received an improper benefit or profit, or if a judgment against the director or officer is based on a finding that such person’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action against such person.

Our articles of incorporation also provide that to the full extent permitted by the MGCL and other applicable law, the Company must indemnify a director or officer who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer, and the Board of Directors may contract in advance to indemnify any director or officer. The MGCL provides that except as limited by its articles of incorporation, a corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding. The MGCL further provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding unless (i) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful, provided however, that if the proceeding was by or in the right of the corporation, no indemnification may be made if the director is adjudged liable to the corporation. The Board of Directors may also indemnify an employee or agent of the corporation who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of the corporation.

Transfer Agent

The transfer agent for our common stock is American Stock Transfer and Trust Company, LLC.